Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

AMBIPAR EMERGENCY RESPONSE

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum0 Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, par value US$0.0001 per ordinary share	Other	1,108,597	US$6.20	US$6,873,301.40	$147.60 per $1,000,000	US$1,014.50
Total Offering Amounts				—	US$6,873,301.40	—	US$1,014.50
Total Fee Offsets				—	—	—
Net Fee Due				—	—	—	US$1,014.50

(1) Covers Class A Ordinary Shares, par value US$0.0001 per share (“Class A Ordinary Shares”), of Ambipar Emergency Response (the “Registrant”) issuable pursuant to the Ambipar Emergency Response 2023 Omnibus Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement, to which this fee table relates, also covers an indeterminate number of additional Class A Ordinary Shares that may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2) Estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act. The amount of the registration fee is based on a price of $6.20 per Class A Ordinary Share, which is the average of the high and low prices of the Class A Ordinary Shares as reported on the NYSE American on October 10, 2023.